19 May 2009

China Cord Blood Services Corporation Cricket Square Hutchins Drive P. O. Box 2681 Grand Cayman KY1-1111 Cayman Islands	DIRECT LINE: 852 2842 95302842 9588 E-MAIL: Richard.Hall@conyersdillandpearman.com OUR REF: M#873105 / D#296040 YOUR REF:

Dear Sirs,

China Cord Blood Services Corporation (the “Company”)

We have acted as special Cayman legal counsel to the Company in connection with the registration statement on form S-4 filed by Pantheon Arizona Corp. (“Pantheon Arizona”) under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) on or about 19 May 2009 (the “Registration Statement”) for, among other things, the merger of Pantheon Arizona with its parent, Pantheon China Acquisition Corp (“Pantheon”), with Pantheon Arizona as the surviving entity (the “Merger”), the re-domicile of Pantheon Arizona from Arizona to the Cayman Islands (the “Re-domicile”) as a result of which Pantheon Arizona will be a company incorporated by way of continuation in the Cayman Islands (“Pantheon Cayman”), the registration of 20,833,334 ordinary shares of par value US$0.0001 per ordinary share of Pantheon Cayman  (the “Ordinary Shares”), being the  Ordinary Shares in issue immediately following the Merger and Re-domicile and the Ordinary Shares to be issued pursuant to the conversion, exchange or exercise of the rights attached to the units, warrants or purchase options (the “Equity Securities”)  of Pantheon Cayman following the Re-domicile.

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement;

(ii)	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement;

(iii)
the agreement and plan of merger, conversion, and share exchange by and among Pantheon, Pantheon Arizona, the Company, Golden Meditech Company Limited and the selling shareholders named in schedule 1 thereof dated as of 3 November 2008 as attached as Appendix A to the Registration Statement (the “Agreement and Plan of Merger”); and

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(iv)
a legal opinion of Coppersmith Schermer & Brockelman PLC, Arizona counsel, in respect of, among other things, the status of the issued shares, units, warrants and purchase options of Pantheon Arizona and the effectiveness under the laws of Arizona of the Merger and Redomicile dated on or about 19 May 2009.

The documents listed in items (i) through (iv) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed and relied upon the memorandum of association and the articles of association to be adopted by Pantheon Cayman on its continuation into the Cayman Islands as attached as exhibits 3.3 and 3.4 to the Registration Statement (together, the “Constitutional Documents”), minutes of a meeting of the board of directors of Pantheon held on 27 October 2008 and unanimous written resolutions of the board of directors of Pantheon Arizona passed on or about 5 May 2009 approving the matters referred to herein (together, the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) that the Merger and the Re-domicile will be effected in accordance with the terms of the Agreement and Plan of Merger, and that such transactions will be effective under all applicable laws (other than Cayman Islands law) and Pantheon Cayman is, and upon the issue of any Ordinary Shares on exercise of the rights attached to  the Equity Securities pursuant to the terms of the Equity Securities will be, able to pay its liabilities as they become due;   (d) the capacity, power and authority of all parties, other than Pantheon Cayman, to enter into and perform their obligations under any and all documents entered into by such parties in connection with the Merger, the Re-domicile and the transactions contemplated by the Documents, and the due execution and delivery thereof by each party thereto; (e) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended, (f) that upon the completion of the Re-domicile, the Constitutional Documents will be adopted by Pantheon Cayman in the form reviewed and will not be amended in any manner that would affect the opinions expressed herein; (g) the accuracy and completeness of all factual representations (other than as to Cayman Islands law) made in the Documents and other documents reviewed by us; (h) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; and (j) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms.

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In addition, we have assumed and/or relied upon the representations of Pantheon, and/or its counsel as to the laws of Arizona, Coppersmith Schermer & Brockelman PLC (a) that following the Merger, Pantheon will be duly incorporated, validly existing and in good standing under the laws of Arizona, United States of America; (b) that the laws of Arizona, United States of America permit Pantheon Arizona to discontinue as an Arizona corporation and continue its existence as a Cayman Islands corporation; (c) that following the Merger, Pantheon Arizona will have the necessary power and authority to discontinue as an Arizona corporation and to continue its existence as a Cayman Islands corporation; and (d) that Pantheon and/or Pantheon Arizona has taken all action required to authorise the Merger  and, subsequent to the Merger, the  discontinuance of Pantheon Arizona as a corporation in Arizona, United States of America and its continuance as a corporation in the Cayman Islands.

The obligations of the Company and Pantheon Cayman under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c)  will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; and (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction.

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“Non-assessability” is not a legal concept under Cayman Islands law, but when we describe the Ordinary Shares as being “non-assessable” we mean, subject to any contrary provision in any agreement between Pantheon Cayman and any one of its members holding any of the Ordinary Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the memorandum and articles of association after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Ordinary Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, Pantheon Cayman.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purpose of the filing of the Registration Statement and the allotment and issue of the Ordinary Shares by Pantheon Cayman.

On the basis of and subject to the foregoing, we are of the opinion that;

1	The continuance of Pantheon Cayman as a corporation under the laws of the Cayman Islands is permissible under the laws of the Cayman Islands.

2	The laws of the Cayman Islands provide in effect that when Pantheon Cayman is continued in the Cayman Islands:

a.
with effect from the effective date of the continuation, Pantheon Cayman will be a company which is subject to the laws of the Cayman Islands as if it had been incorporated in the Cayman Islands under the provisions of the Companies Law of the Cayman Islands (the “Companies Law”);

b.	the property of Pantheon Cayman prior to its continuance will continue to be the property of Pantheon Cayman;

c.	Pantheon Cayman will continue to be liable for the obligations of Pantheon Cayman incurred prior to its continuance;

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d.	any existing cause of action, claim or liability to prosecution in respect of Pantheon Cayman existing prior to its continuance will be unaffected;

e.	any civil, criminal or administrative action or proceeding pending by or against Pantheon Cayman prior to its continuance may be continued by or against Pantheon Cayman; and

f.	any conviction against, or any ruling, order or judgment in favour of or against Pantheon Cayman prior to its continuance may be enforced by or against Pantheon Cayman.

3
The courts shall apply the laws of evidence and the rules of procedure with the intent that no claimant against the continued company shall be prejudiced in pursuing in or under the laws of the Cayman Islands a bona fide claim that existed prior to the date of continuance and which could have been pursued under the laws then governing such foreign corporation.

4.
The Ordinary Shares of Pantheon Cayman in issue upon completion of the Continuation in accordance with the Agreement and Plan of Merger, once entered in the register of members of Pantheon Cayman, will be validly issued, fully paid and non-assessable, registered in the name of those shareholders of Pantheon Cayman appearing therein holding that number of Ordinary Shares of Pantheon Cayman set against their respective name.

5.
Upon receipt by Pantheon Cayman of the full issue price thereof in an amount at  least equal to the par value of the Ordinary Shares and entry of such Ordinary Shares in the register of members of Pantheon Cayman, the Ordinary Shares issued pursuant to the conversion, exchange or exercise of the rights attached to the Equity Securities of Pantheon Cayman following completion of the Continuation in accordance with the terms of such Equity Securities will be validly issued, fully paid and non-assessable.

6.
Upon completion of the Re-domicile, each of the Equity Securities which are in issue immediately prior to the Re-domicile, as described in the Registration Statement, will constitute the valid and binding obligations of Pantheon Cayman enforceable in accordance with the terms thereof.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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